AGREEMENT TO POSTPONE JANUARY 19 SPECIAL MEETING OF STOCKHOLDERS

     AGREEMENT TO POSTPONE JANUARY 19 SPECIAL MEETING OF STOCKHOLDERS (this "Agreement"), dated as of January 17, 2006, between Whitehall Jewellers, Inc., a Delaware corporation (the "Company") and Prentice Capital Management, L.P. ("Prentice") and, together with the Company, "Prentice" and, together with the Company, the "Parties").

     Whereas, the Company is a party to a Securities Purchase Agreement, dated as of October 3, 2005 (the "Securities Purchase Agreement"), with affiliates of Prentice and Holtzman Opportunity Fund, L.P. pursuant to which a Special Meeting of the Company's Stockholders (the "Special Meeting") has been called to approve two proposals (to issue shares and engage in a reverse stock split), and to elect five persons to the Company's Board of Directors (the "Board of Directors") (capitalized terms used herein and not otherwise defined are used as defined in the Securities Purchase Agreement); and

     Whereas, the Company previously had scheduled the Special Meeting for January 19, 2006, at which the Company's stockholders are to consider the two proposals and the election of five directors; and

     Whereas, the Parties have agreed to postpone the Special Meeting until Wednesday, January 25, 2006 (the "Postponement").

     Now, therefore, in consideration of the promises, covenants and releases set forth below, the parties do hereby promise, covenant and agree as follows:

1. AGREEMENT WITH RESPECT TO POSTPONEMENT OF MEETING. Prentice agrees, on behalf of itself and its Affiliates (as defined below), with the Company that the Special Meeting shall be postponed to Wednesday, January 25, 2006, at 10:00 a.m. (local time) at a location in Chicago, Illinois to be determined by the Company and publicly announced on or about January 18, 2006. The Company shall use its reasonable best efforts to hold the Special Meeting on such date, subject to the terms and conditions of the Securities Purchase Agreement. "Affiliates" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended.

2. NO INCONSISTENT ACTION.

     (a) Prentice agrees, on behalf of itself and its Affiliates, that it will not take any action that would restrict, limit or interfere with the Postponement, including without limitation (i) challenging or asserting a claim in a lawsuit directly challenging the Postponement, this Agreement or the decision of the Company to postpone the Special Meeting or enter into this Agreement, including any breach of fiduciary duty or similar claims with respect thereto; or (ii) publicly disparaging or criticizing the Postponement, this Agreement or the decision to postpone the Special Meeting or to enter into this Agreement. This Agreement is not and shall not in any way be construed as or deemed to be evidence of the merits of the matters scheduled to be presented at the Special Meeting or the expected outcome.

     (b) The Company agrees that it will take no action to cause the Special Meeting to be held prior to January 25, 2006.

3. PUBLIC ANNOUNCEMENT. Each of the parties acknowledges that the Company will issue a press release announcing this Agreement and the Postponement, in the form attached as Exhibit A hereto.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

     (a) The Company has the requisite corporate power and authority to execute, deliver and carry out this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the matters contemplated hereby.

     (b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation, enforceable against the Company in accordance with its terms.

     (c) Concurrently herewith, the Company is executing a substantially similar agreement with Newcastle Partners, L.P.

5. REPRESENTATIONS AND WARRANTIES OF PRENTICE. Prentice represents and warrants as follows:

     (a) Prentice (i) has the requisite legal power and authority to execute, deliver and carry out this Agreement on behalf of itself and its Affiliates and, as the "Majority Buyer" under the Securities Purchase Agreement, on behalf of the Buyers hereunder pursuant to the provisions of Section 10(o)(ii) thereof and
(ii) has taken all necessary legal action to authorize the execution, delivery and performance of this Agreement and the matters contemplated hereby.

     (b) This  Agreement  has been duly and  validly  authorized,  executed  and delivered by Prentice, and constitutes a valid and binding obligation, enforceable against Prentice, the Buyers under the Securities Purchase Agreement and their respective Affiliates in accordance with its terms.

     (c) Prentice, on behalf of itself, the Buyers and their respective Affiliates, and as the Majority Buyer, hereby consents to the Postponement and waives any defaults resulting from the Postponement under the Securities Purchase Agreement or under any other agreement with the Company.

6. MISCELLANEOUS.

     (a) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns, and upon any corporation or other entity into or with which any Party hereto may merge, combine or consolidate (provided that the Party is the survivor in such merger, combination or consolidation).

     (b) GOVERNING LAW. This Agreement and all disputes arising out of or relating to it shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

     (c) AMENDMENTS. Any provision in this Agreement may be amended or waived by an instrument in writing signed by each of the Company and Prentice, and any such amendment or waiver shall be binding on all such Parties (and the Buyers under the Securities Purchase Agreement). No amendment to or waiver of any provision hereof shall be effective as against any Party unless such Party agrees to such amendment or waiver in writing.

     (d) AUTHORITY. Each person executing this Agreement represents that he, she or it has read and fully understands this Agreement and that he, she or it has the authority to execute this Agreement in his, her or its individual capacity or in the capacity identified on the signature page below.

     (e) NOTICES. Any notice or communication required or permitted to be given to any Party pursuant to this Agreement shall be delivered by hand, transmitted by telecopier or sent by registered or certified mail to the address(es) set forth below, or to such other address as any Party shall designate by notice in compliance with this Section 6(e). Any notice sent in accordance with this
Section 6(e) shall be deemed received one day after transmission if telecopied (and a confirmation obtained) or delivered by hand, and five business days after deposit if mailed.

                                                  With a copy to:
Notice to Whitehall:                              Sidley Austin LLP
Whitehall Jewellers, Inc.                         787 Seventh Avenue
155 North Wacker Drive, Suite 500                 New York, NY 10019
Chicago, IL 60606                                 Telecopy: (212) 839-5599
Facsimile: (312) 469-5680                         Attn:  Lori Anne Czepiel, Esq.
Attn: Jean FitzSimon, Esq.

Notice to Prentice:                               With a copy to:
Prentice Capital Management, LP                   Schulte Roth & Zabel LLP
623 Fifth Avenue                                  919 Third Avenue
32nd Floor                                        New York, NY 10022
New York, NY 10022                                Attn: Robert Goldstein, Esq.
Attn: Michael Zimmerman and Charles Phillips      Facsimile: (212) 593-5955
Facsimile: (212) 756-1464


     (f) SPECIFIC PERFORMANCE AND JURISDICTION. Each of the Parties acknowledges and agrees that irreparable harm would occur if any provision of this Agreement were not performed in accordance with the terms thereof, or were otherwise breached, and that such harm could not be remedied by an award of money damages. Accordingly, the Parties hereto agree that any non-breaching party shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. More specifically, each of the Parties hereto hereby agrees that any action or proceeding arising out of or relating to this Agreement shall be commenced in any State or Federal Court having subject matter jurisdiction in the State of Delaware, and each Party consents to the personal jurisdiction of and venue in Delaware and agrees further that service of process or notice in any such action or proceeding shall be effective if given in the manner set forth in Section 6(e) of this Agreement.

     (g) DISPUTES; ATTORNEYS' FEES. If a Party is required to arbitrate or seek judicial enforcement of its rights under this Agreement, the substantially prevailing Party in such proceeding shall be entitled to be reimbursed by the other Party for all of the first Party's reasonable attorneys' fees and expenses.

     (h)   COUNTERPARTS.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (i) SEVERABILITY. If this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable against any Party, such holding shall in no way render the Agreement invalid, void or unenforceable against the other such Party. Except as to the matters contemplated by this Agreement, nothing herein shall be deemed to be a waiver of or consent under any other terms of the Securities Purchase Agreement.

     (j) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; ASSIGNMENT. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder and (ii) shall not be assigned by operation of law or otherwise by any Party without the prior written consent of the other Party. Any attempted assignment or transfer in violation of this Section 6(j) shall be void and of no effect.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


                                              WHITEHALL JEWELLERS, INC.



                                              By:/S/ JEAN K. FITZSIMON
                                                 -------------------------------
                                                 Name:  Jean K. FitzSimon
                                                 Title:  General Counsel


                                              PRENTICE CAPITAL MANAGEMENT,
                                              L.P.




                                              By:/S/ JONATHAN DUSKIN
                                                 ------------------------------
                                                 Name:  Jonathan Duskin
                                                 Title:  Managing Director

                                    EXHIBIT A

                                                                   NEWS RELEASE


                                     For:      Whitehall Jewellers, Inc.
                                     Contact:  John R. Desjardins
                                               Executive Vice President,
                                               Chief Financial Officer
DRAFT - 1/17/06                                312/762-9751
---------------

        WHITEHALL ANNOUNCES THAT THE JANUARY 19, 2006 SPECIAL MEETING OF
                STOCKHOLDERS WILL BE POSTPONED UNTIL JANUARY 25, 2006
   ---------------------------------------------------------------------------

Chicago, Illinois, January --, 2006 - The Board of Directors of Whitehall Jewellers, Inc. (OTC: JWLR.PK; "Whitehall" or the "Company") announced today that it has reached a definitive agreement with both Prentice Capital Management, LP ("Prentice") and Newcastle Partners, LP ("Newcastle") to postpone the Company Special Meeting of Stockholders originally scheduled for January 19, 2006 until January 25, 2006. The meeting will be held beginning at 10:00 AM, CDT at [a location in Chicago, Illinois to be announced by the Company shortly].


WHITEHALL JEWELLERS

Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 387 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.